ITEM 77M: Mergers

Morgan Stanley Variable Investment Series - Multi
Cap Growth Portfolio

	On February 21, 2013, a Special Meeting of
Shareholders of Morgan Stanley Variable Investment
Series - Aggressive Equity Portfolio ("Aggressive") was held to consider and vote upon an Agreement and Plan of Reorganization (the "Reorganization
Agreement") between Aggressive and Morgan
Stanley Variable Investment Series - Multi Cap
Growth Portfolio ("Multi Cap") pursuant to which substantially all of the assets and liabilities of Aggressive would be combined with those of Multi
Cap and shareholders of Aggressive would become shareholders of Multi Cap receiving shares of Multi
Cap with a value equal to the value of their holdings in Aggressive. The Board of Trustees unanimously approved the Reorganization Agreement, and on February 21, 2013 the Reorganization Agreement was approved by the shareholders of Aggressive

	On April 26, 2013, the Reorganization
Agreement between Aggressive and Multi Cap was completed according to the terms set forth above and in the Reorganization Agreement.